EXHIBIT 11.1


                                                            Fiscal Year Ended
                                                    -------------------------------
                                                     April 1,  March 27,  March 28,
                                                      2000      1999        1998
                                                    --------  ---------  ----------
Basic earnings per share:
      Weighted average shares outstanding             9,349      9,096     8,863
                                                     ======   ========    ======

      Net income (loss)                              $1,538   $ (5,538)   $  629
                                                     ======   ========    ======

      Basic earnings (loss) per share                $ 0.16   $  (0.61)   $ 0.07
                                                     ======   ========    ======

Diluted earnings (loss) per share:
      Weighted average shares outstanding             9,349      9,096     8,863

      Common stock equivalents: stock options(1)        259         --       669
                                                     ------   --------    ------
                                                      9,608      9,096     9,532
                                                     ======   ========    ======

      Net income (loss)                              $1,538   $ (5,538)   $  629
                                                     ======   ========    ======

      Diluted earnings (loss) per share              $ 0.16   $  (0.61)   $ 0.07
                                                     ======   ========    ======


(1) Stock options based on the treasury stock method using average market price.